Suite 950, 650 West Georgia Street P.O. Box 11587 Vancouver, British Columbia
Stephen F.X. O’Neill*†	Michael F. Provenzano	Canada V6B 4N8
Alan H. Finlayson	Christian I. Cu*†◊
Charles C. Hethey*Δ	Brian S.R. O’Neill*†◊	Telephone:	(604) 687-5792
		Facsimile:	(604) 687-6650
Northwest Law Group is an association of independent lawyers and law corporations.

File #0286

May 23, 2012

INFITECH VENTURES INC.
20 Lyall Avenue,
Toronto Ontario, Canada

Dear Sirs/Mesdames:

RE:	INFITECH VENTURES INC. (the "Company")
- Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1

We have acted as counsel for the Company, in connection with the preparation of Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-170648) (the "Amended Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offering of 9,494,999 shares of the Company's common stock (the "Shares"), of which up to 1,000,000 Shares will be sold directly by the Company and up to 8,494,999 Shares will be sold by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In rendering the opinions set forth below, we have reviewed: (a) the Amended Registration Statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings; and (e) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of rendering the opinions expressed herein. We have also relied, without investigation, upon an Officer’s Certificate executed by Paul G. Daly, the Company’s sole executive officer and sole director.

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

     (i) Our opinions are limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

*	Practising through O’Neill Law Corporation	◊	Also of the Nevada State Bar
Δ	Also of the New York State Bar	†	Also of the Washington State Bar

NORTHWEST LAW GROUP
May 22, 2012

     (ii) We have assumed (a) the genuineness of all signatures on documents examined by us, (b) the legal capacity of the officers and directors of the Company, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (e) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect; and

     (iii) We have assumed that each of the statements made and certified in the Certificate provided by the Company’s sole executive officer and sole director were true and correct when made, have at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

Based upon the foregoing, we are of the opinion that (1) the Shares to be sold and issued by the Company have been duly authorized and, when such Shares are issued and paid for in the manner provided for in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable, and (2) the Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O’Neill Law Corporation

O'NEILL LAW CORPORATION*

* O’Neill Law Corporation is a member of Northwest Law Group

BON